Exhibit 5.1

RUFUS ROSE HOUSE JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is made and comes into effective on December 10, 2024 (“Effective Date”), by and between Atlanta Landsight, LLC, (“LANDSIGHT”), a Georgia limited liability company, and Vaycaychella Inc, (“VAYK”) , a Wyoming corporation which is a public company quoted on the OTC market under the ticker of VAYK.

WHEREAS, LANDSIGHT and Great Estate Buildings LLC (“GEB”, formerly known as Great Estate Buidl LLC and Great Estate Builders LLC) formed a joint venture (the “JV”) on February 15, 2023 (“Original JV Date”), by entering into a joint venture agreement (“Original JV Agreement”) on January 31, 2023.

WHEREAS, VAYK acquired GEB on February 12, 2024 and inherited, with consent of LANDSIGHT, all the rights and obligations of GEB under the Original JV Agreement.

WHEREAS, LANDSIGHT and VAYK desire and intend to enter into this Agreement, with the purpose to supersede and replace the Original JV Agreement; and

WHEREAS, LANDSIGHT and VAYK agree that, starting from the Effective Date, this Agreement shall guide all business matters with respect to the operating of a common office, which shall manage the the renovation, rental and management of a certain real property located at 537 Peachtree St NE, Atlanta, Georgia 30308, commonly known as the Rufus Rose House; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and agreements contained in this Agreement, the parties promise, covenant and agree as follows:

Definitions

Throughout this Joint Venture Agreement, and unless the context otherwise requires, the following words shall have the indicated meanings:

A. “Agreement” This Joint Venture Agreement.

B. “Bankruptcy” The filing by a Joint Venturer of a petition commencing a voluntary case under the Bankruptcy Code (11 U.S.C.S. § 101 et seq.); a general assignment by a Joint Venturer for the benefit of creditors; an admission in writing by a Joint Venturer of its inability to pay its debts as they become due; the filing by a Joint Venturer of any petition or answer in any proceeding seeking for itself, or consenting to, or acquiescing in, any insolvency, receivership, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing by a Joint Venturer of an answer or other pleading admitting or failing to deny, or to contest, the material allegations of the petition filed against it in any such proceeding; the seeking of, or consenting to, or acquiescence by a Joint Venturer in the appointment of any trustee, receiver, or liquidator of it, or any part of its property; and the commencement against a Joint Venturer of an involuntary case under the Bankruptcy Code, or a proceeding under any receivership, composition, readjustment, liquidation, insolvency, dissolution or like law or statute, which case or proceeding is not dismissed or vacated within 60 days.

C. “Joint Venturers” LANDSIGHT and VAYK and any other person or persons or entity or entities who may subsequently be designated as a member of this joint venture pursuant to the further terms of this Agreement.

D. “JV Interest” A Joint Venturer’s share of the profits and surplus of the JV (applying the definition in O.C.G.A. § 14-8-26).

E. “JV Rights” The property rights of a Joint Venturer (applying the definition in O.C.G.A. § 14-8-24), which are comprised of a Joint Venturer’s: (1) right in specific Joint Venture property, (2) interest in the JV, and (3) right to participate in its management.

F. “JV” The joint venture formed by this Agreement.

G. “Persons” Individuals, partnerships, corporations, joint ventures, limited liability partnerships, limited partnerships, limited liability limited partnerships, limited liability companies, unincorporated associations, trusts, estates and any other type of entity.

H. “Property” The property located at the address of 537 Peachtree St NE, Atlanta, Georgia 30308, commonly known as the Rufus Rose House.

AGREEMENT

Section 1. Name.

The name of the JV shall be ” Rufus Rose House Joint Venture”

Section 2. Principal Place of Business.

The principal office and place of business of the JV (the “Office”) shall be 537 Peachtree St NE, Atlanta, Georgia 30308. The JV shall have such other or additional offices as the Joint Venturers may determine from time to time.

Section 3. Business and Purpose, Term.

3.1. The business and purpose of the JV is to operate an office to renovate, operate and may eventually sell the Property, and for such other purposes as the Joint Venturers may determine from time to time.

3.2. The JV may also engage in any and all other things and activities incident to the operation of such office to renovate, operate and sell the Property, including any reasonable financing activities.

3.3. The JV may engage in any other business or any other transaction that the Joint Venturers, in their sole discretion, shall deem to be reasonably related to the furtherance of the foregoing businesses and purposes of the JV as a whole, subject to the provisions of Section 8 of this Agreement.

3.4. The JV shall commence upon the effective date of this Agreement. Unless sooner terminated pursuant to the further provisions of this Agreement, the JV shall continue to exist until terminated, liquidated, or dissolved by law or as provided in this Agreement.

Section 4. Management.

Daily operation of the JV shall be managed by VAYK, subject to terms and conditions hereinunder.

Section 5. Capital Contributions.

5.1. Capital contributions from the parties are:

LANDSIGHT: Initial Capital Contribution by Landsight is $2,211,303 in total, including:

i) The Property “as is” on the date of February 15, 2023. Of a historic book value of $1,938,719 at June 30, 2024, free from any liens.

ii) A capital contribution of $100,000 made to the previous joint venture between GEB and Landsight, which was formed on the date of June 21, 2021. AND

iii) All the Operating Advances provided by Landsight to the JV during the time between February 16, 2023 to December 10, 2024, for the purpose of covering any cost directly or indirectly related to the improvement of the Property. The Operating Advances was recorded as loans to the JV by Landsight and bore an interest of 0.75% per month. The total amount of outstanding balance of $147,999 on June 30, 2024. All the Operating Advances shall be converted into equity and become part of the Initial Capital Contribution on the Effective Date.

Additional Capital Contribution: 0

VAYK: Initial Capital Contribution: $24,585.55, which should be converted from the work capital advanced from VAYK to the JV prior to the Effective Date ($12,585,55 on July 19, 2024, and $12,000 on October 04, 2024).

Additional Capital Contribution: from time to time and for the whole term of this Agreement, payments of VAYK’s Additional Capital Contribution may be made in cash, and shall be valued as its cash value, with no interests assessed. Accumulated amount of VAYK’s Additional Capital Contribution shall be kept as record of the JV.

5.2. A capital account shall be established and maintained in all events for each Joint Venturer in the manner provided under and in accordance with applicable Treasury Regulations. Accordingly, a Joint Venturer’s capital account shall include generally, without limitation, the initial capital contribution of a Joint Venturer, (1) increased by the Joint Venturer’s allocable share of income and gain, and (2) decreased by distributions of money or property, allocations of expenditures of the JV, allocations of losses and deductions, and allocations of depreciations of the Property; and (3) as otherwise adjusted in accordance with the additional rules set forth in the applicable Treasury Regulations.

5.3. Except as specifically provided in this Agreement, or as otherwise provided by law, no Joint Venturer shall have the right to withdraw or reduce its contributions to the capital of the JV.

Section 6. Profit and Loss.

6.1. The Sharing Percentages, which is defined as the percentages of JV Rights and JV Interest of each of the Joint Venturers in the JV, shall be calculated as follows:

A Joint Venturers’ Sharing Percentage = A Joint Venturers Capital Account Balance / Total Capital Account Balance of All Joint Venturers x 100%

6.2. The determination of each Joint Venturer’s distributive share of all items of income, gain, loss, deduction, credit or allowance of the JV for any period or year shall be made in accordance with, and in proportion to, such Joint Venturer’s Sharing Percentage as it may then exist, unless otherwise required by the applicable Treasury Regulations.

Section 7. Distribution of Profits.

7.1 Cash generated from operating the Property shall become net cash from operations, after paying all operating costs, including taxes and license fees, and after compensating previous net loss (if any) or previous over-distributions (which means distributions exceeded net income for a fiscal year).

7.2. The net cash from operations of the JV shall be distributed quarterly, provided that i) a reasonable amount of net cash shall be reserved to cover the projectable cost to operate the JV in the next 6 months; and ii) accumulated amount of distribution in any fiscal year shall not exceed the reasonably projected amount of net income of the JV.

7.3 Distribution of Profits shall be made in the following manner:

a) First, an amount equal to the reduction on Capital Account Balances of Joint Venturers arisen from the depreciation of the Property, as return of Capitals to Joint Venturers;

b) Secondly, 20% of all remaining distributable cash to VAYK, and distribution for VAYK’s role of manager of the JV, provided that VAYK remains active as the Manager of the JV and fulfills its managerial duty.

c) Thirdly, all remaining distributable cash shall be distributed among the Joint Venturers in accordance with their Sharing Percentages.

Section 8. Rights, Duties and Powers of the Manager; Certain Agreements Respecting the Joint Venturers’ Representatives.

8.1. VAYK shall be the Manager of the JV (the “Manager”) for a term of 2 years, extendable yearly upon written approval of both Joint Venturers.

8.2. Except for otherwise defined in this Agreement, management and operation of the JV business shall in every respect be the full and complete and exclusive responsibility of the Manager. The Manager shall devote to the conduct of the JV business so much of its time as may be reasonably necessary for efficient operation of the JV business. The Manager, in extension and not in limitation of the powers given to it by law or the other provisions of the Agreement, shall, in its sole discretion, have full power in the management and operation of the JV business to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purposes of the JV, subject to the provisions of this Agreement.

8.3. Notwithstanding other provisions of this Agreement, the Manager SHALL NOT borrow or lend money, make, deliver or accept any commercial paper, and execute, seal or deliver any deed to secure debt, bond, lease, guaranty, security instrument, security agreement or financing statement, or purchase or contract to purchase, or sell or contract to sell, or encumber any property for or of the JV, unless with prior approval in writing by all Joint Venturers. Further, the Manager SHALL NOT, and SHALL HAVE NO POWER TO, pledge any interests in the JV or the Property other than the Manager’s share of JV’s profit, which is distributable to the Manager, to support the value of any securities that the Manager or the Manager’s parent company may issue, even if those securities are issued to raise capital for the JV.

8.4 Notwithstanding other provisions of this Agreement, LANDSIGHT shall have the following power:

a) to pledge whole or part of its ownership of the Property for the purpose of borrowing money, or issuing debt notes or any other forms of securities, to the extent that any monies borrowed, and any proceeds raised from issuance of securities, shall be used exclusively i) for the JV, or for the purpose of advancing the business interests of the JV; OR ii) to be loaned to VAYK.

AND

b) to sell the Property under the provisions of Clause 12.3(f) of this Agreement.

LANDSIGHT shall have sole discretion and shall not need approval or any form of consent from VAYK, and VAYK shall have no ground to contend LANDSIGHT, whenever LANDSIGHT chooses to exercise its power under this Article 8.4.

8.5. Except for distribution to the Manager defined in Subsection 7.3.(b) of this Agreement, the Manager shall not be entitled to any compensation from the JV, either directly or indirectly, for acting as Manager. This provision shall not, however, be construed to prevent the Manager from receiving compensation from the JV for action taken in a capacity other than as Manager, or for the payment of all expenses and costs incurred by the Manager with respect to the management of the JV.

8.6. The Manager shall be responsible to the JV as a fiduciary in accordance with the laws of the State of Georgia. Subject to the provisions of this Agreement, the Manager may contract with any person or entity, at reasonable rates of compensation, for the performance of any services that reasonably may be required to carry on the business of the JV. In particular, the Manager shall have the power, at the sole cost and expense of the JV, to:

a. Issue securities backed by the Manager’s share of distributable profit of the JV to raise capital for the JV in furtherance of the Joint Venture’s business.

b. Develop, operate, manage and lease the Property and enter into contracts for the construction, renovation and the operation of the Property, containing such terms, provisions and conditions as the Manager shall approve.

c. Maintain, at the expense of the JV, adequate records and accounts of all operations and expenditures, and furnish the Joint Venturers with annual statements of account as of the end of each JV fiscal year, together with tax reporting information.

d. Purchase at the expense of the JV, liability and any other insurance in such amounts and with such companies as the Manager shall determine, in its sole discretion, to protect the Joint Venture’s properties and business and to protect the Joint Venturers against the risks automatically insured against or otherwise deemed appropriate by the Manager.

e. Perform any and all other acts or activities customary or incident to the ownership, management, improvement, leasing and disposition of JV property.

8.7. (1) LANDSIGHT (including its officers, directors, shareholders, servants, employees and agents) shall not be liable for and VAYK indemnifies and agrees to hold harmless LANDSIGHT (including its officers, directors, shareholders, servants, employees and agents and each person controlling, controlled by or under common control with LANDSIGHT (collectively “Indemnified Parties”)) against any third party claim arising out of the activities and operations of VAYK, and all judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’, accountants’ and experts’ fees, actually and necessarily incurred by the Indemnified Parties or any of them as a result of such claim, unless caused by willful misconduct. Notwithstanding anything to the contrary contained in this Agreement, the Indemnified Parties or any of them shall have no liability to the JV or any of the Joint Venturers unless caused by willful misconduct with respect to its obligations contained in this Agreement.

(2) VAYK (including its officers, directors, shareholders, servants, employees and agents) shall not be liable for and LANDSIGHT indemnifies and agrees to hold harmless VAYK (including its officers, directors, shareholders, servants, employees and agents and each person controlling, controlled by or under common control with GEB (collectively “Indemnified Parties”)) against any third-party claim arising out of the activities and operations of LANDSIGHT, and all judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’, accountants’ and experts’ fees, actually and necessarily incurred by the Indemnified Parties or any of them as a result of such claim, unless caused by willful misconduct. Notwithstanding anything to the contrary contained in this Agreement, the Indemnified Parties or any of them shall have no liability to the JV or any of the Joint Venturers unless caused by willful misconduct with respect to its obligations contained in this Agreement.

8.8. Without the prior written consent of the Manager, the JV Interest and JV Rights of a Joint Venturer as a Joint Venturer shall not be sold, hypothecated, pledged, assigned, donated or otherwise transferred.

8.9. VAYK shall provide written notice to the other Party (LANDSIGHT) within fifteen (15) days of becoming aware of any event that would constitute a Change of Control. The notice shall contain a detailed description of the anticipated Change of Control and the proposed effective date of such Change of Control. Any Change of Control of VAYK shall require the prior written consent of LANGSIGHT, which consent may be granted or withheld at LANDSIGHT’s sole discretion.

For the purpose of this Agreement, a “Change of Control” of a Party shall mean any of the following events: (i) the direct or indirect sale, transfer, conveyance, or other disposition of all or substantially all of the Party’s assets; (ii) a merger, consolidation, or reorganization involving the Party, unless, following such merger, consolidation, or reorganization, the individuals and entities that were the beneficial owners of the Party’s voting securities immediately prior to such merger, consolidation, or reorganization, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, or reorganization; (iii) the acquisition of more than fifty percent (50%) of the voting power of the Party’s outstanding voting securities by any person or group.

Section 9. Legal Title to JV Property.

Legal title to the property of the JV shall be held in the name of “Atlanta Landsight LLC”, OR, with prior written consent of LANSIGHT, may be transferred to be held in the name of Rufus Rose House Joint Venture to induce investments.

Section 10. Banking.

All revenues of the JV shall be deposited regularly in a separate checking account under the name of the Manager’s wholly owned subsidiary Vaycaychella LLC (“VAYK LLC”), or at such bank account agreed by both Joint Venturers, and only the signature of the Manager, or the person designated by the Manager, shall be honored for banking purposes. All Joint Venturers shall be provided monthly bank statement of the account in a timely manner.

Section 11. Books.

Proper, just and true books of account shall be kept by the Manager on behalf of the Joint Venturers and entries promptly made in such books of account of all of the transactions of the JV.

Section 12. Termination and Withdrawal.

12.1. Any Joint Venturer (the “Withdrawing Joint Venturer”) may voluntarily withdraw from the JV at any time, provided written notice of intention to withdraw shall be given to the other Joint Venturer (the “Non-withdrawing Joint Venturer”) at least ninety (90) days prior to the effective date of such withdrawal (the “Termination Date”), and received a writing approval from the Non-withdrawing Joint Venturer no later than thirty (30) days prior to the Termination Date. Upon withdrawal of a Withdrawing Joint Venturer, the JV shall be dissolved and wound up unless the non-Withdrawing Joint Venturer shall elect by written notice to the Withdrawing Joint Venturer within thirty (30) days of the Termination Date, that the JV shall not be wound up but, instead, that the business of the JV be continued as if said withdrawal had not occurred; provided, that if the non-Withdrawing Joint Venturer elects that the JV shall not be wound up, the non-Withdrawing Joint Venturer shall purchase and the Withdrawing Joint Venturer shall sell, all of the JV Interest and JV Rights (the “Withdrawing Joint Venturer’s Interest”) owned by the Withdrawing Joint Venturer in the JV at the Termination Date, at a price (the “Withdrawal Purchase Price”) equal to the Book Value (as defined in Section 16 of this Agreement) of the Withdrawing Joint Venturer’s Interest. The Withdrawal Purchase Price shall be payable in cash at closing, unless the non-Withdrawing Joint Venturer shall elect prior to closing to purchase the Withdrawing Joint Venturer’s Interest in installments as provided in Section 17 of this Agreement. The closing of said purchase shall be held at the office of the JV thirty (30) days after the determination of Book Value, or at such other place and time as shall be agreed upon by the Joint Venturers.

12.2. The Withdrawing Joint Venturer may not withdraw as a Joint Venturer without obtaining the prior written consent of the Non-withdrawing Joint Venturer. A Joint Venturer who withdraws without obtaining prior written consent of the Non-withdrawing Joint Venturer shall be responsible to the JV and the Non-withdrawing Joint Venturer for damages resulting from such wrongful withdrawal. After the occurrence of such wrongful withdrawal, the Withdrawing Joint Venturer shall be entitled to only such rights as are afforded a mere assignee of a JV’s interest.

12.3. The JV shall be dissolved and this Agreement shall be terminated automatically upon the occurrence of any of the following circumstances:

(a) Material breach: Either Party may terminate this Agreement upon written notice to the other Party if the other party commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice thereof;

(b) Failure to Provide Additional Capital Contribution: the JV may be dissolved by LANDSIGHT if, in any given calendar year during the term of the JV, VAYK fails to make a minimum of $50,000 Additional Capital Contribution into the JV. LANDSIGHT, if opts to dissolve the JV under this Clause, shall provide a written notice to VAYK no later than 120 days after the end of the calendar year, in which VAYK has failed to make minimum additional capital contribution.

(c) Change of Control: may be terminated and the JV may be dissolved by LANDSIGHT or automatically in accordance with the terms and conditions set forth therein in case of a Change of Control of VAYK without LANDSIGHT prior written consent pursuant to Clause 8.9;

(d) Bankruptcy or insolvency: subject to 13.1 below, this Agreement shall terminate automatically if either Party (i) files a voluntary petition in bankruptcy, (ii) is adjudicated bankrupt, (iii) has an involuntary petition in bankruptcy filed against it which is not dismissed within sixty (60) days, (iv) becomes insolvent, or (v) makes an assignment for the benefit of its creditors or takes advantage of any insolvency act or statute;

(e) Dissolution or liquidation: This Agreement shall terminate automatically upon the dissolution, liquidation, or winding up of either Party.

(f) Sale of the Property: Notwithstanding other provisions of this Agreement, LANDSIGHT may sell the Property at any time during the term of this Agreement, at its sole discretion, provided that the sale price shall NOT be less than: 1) $2,500,000 during the first 12 months since the Effective Date; and 2) $2,500,000 plus an extra of $20,000 for each calendar month after the Effective Date. Upon sale of the Property under this clause, this Agreement shall terminate automatically and the JV dissolved.

12.4. Upon termination of this Agreement for any reason, the Parties shall comply with any applicable provisions regarding the termination, liquidation, and winding up of the JV as set forth in this Agreement. The termination of this Agreement shall not affect any rights or obligations that accrued prior to the termination, and the parties shall continue to be bound by such rights and obligations to the extent they survive termination.

Section 13. Bankruptcy

13.1. Notwithstanding to clause 12.3(c) above, upon the bankruptcy of any Joint Venturer (the “Bankrupt Joint Venturer”) before withdrawal, the non-Bankrupt Joint Venturer shall have the right to elect, by written notice to the Bankrupt Joint Venturer, within thirty (30) days of the date of such bankruptcy (the “Bankruptcy Date”), that the business of the JV shall not be wound up but, instead, that the business of the JV shall continue as if said bankruptcy had not occurred; provided, that if the non-Bankrupt Joint Venturer elects that the JV shall not be wound up, the non-Bankrupt Joint Venturer shall purchase and the Bankrupt Joint Venturer shall sell all of the JV Interest and JV Rights (the “Bankrupt Joint Venturer’s Interest”) owned by the Bankrupt Joint Venturer in the JV at the Bankruptcy Date at a price (the “Bankrupt Purchase Price”) equal to the Book Value (as defined in Section 16 of this Agreement) of the Bankrupt Joint Venturer’s Interest. The Bankrupt Purchase Price shall be payable in cash at closing unless the non-Bankrupt Joint Venturer shall elect prior to closing to purchase the Bankrupt Joint Venturer’s Interest in installments as provided in Section 17 of this Agreement. The closing of said purchase shall be held at the office of the JV thirty (30) days after the determination of Book Value, or at such other place and time as shall be agreed upon by the Joint Venturers.

Section 14. Certain Further Events Giving Right to Purchase Option.

In the event that before withdrawal either Joint Venturer (the “Defaulting Joint Venturer”) shall subject its interest in the JV or any part of such JV to a charging order entered by any court of competent jurisdiction then, immediately upon the occurrence of any of said events (the “Occurrence Date”), the non-Defaulting Joint Venturer shall have the right and option, exercisable by written notice to the Defaulting Joint Venturer within thirty (30) days of the Occurrence Date, to purchase from the Defaulting Joint Venturer, which shall sell to the non-Defaulting Joint Venturer all of the JV Interest and JV Rights (the “Defaulting Joint Venturer’s Interest”) owned by the Defaulting Joint Venturer in the JV on the Occurrence Date at a price (the “Defaulting Joint Venturer’s Purchase Price”) equal to the Book Value (as defined in Section 16 of this Agreement) of the Defaulting Joint Venturer’s Interest. The Defaulting Joint Venturer’s Purchase Price shall be payable in cash at closing unless the non-Defaulting Joint Venturer shall elect prior to closing to purchase the Defaulting Joint Venturer’s Interest in installments as provided in Section 17 of this Agreement. The closing of said purchase shall be held at the office of the JV thirty (30) days after the determination of Book Value, or at such other place and time as shall be agreed upon by the Joint Venturers.

Section 15. Certain Tax Aspects Incident to Transactions Contemplated by this Agreement.

It is the intention of the parties that the payments referred to in Sections 12, 13, and 14 of this Agreement shall constitute and be considered as made in exchange for the interest of the retired Joint Venturer in the JV within the meaning of 26 U.S.C.S. § 736.

Section 16. Book Value.

16.1. “Book Value” as used in this Agreement shall be the difference between the assets of the JV and the liabilities of the JV on the date on which said Book Value is computed and determined and is computed on an accrual basis in accordance with generally accepted accounting principles;

16.2. For the purpose of the Agreement, the computation of such Book Value shall be subject to the following provisions:

a. In no event shall the determination of Book Value include any proceeds collected or collectible by the JV under any policy or policies of life insurance.

b. No additional allowance of any kind shall be made for the good will, trade names or any other intangible asset or assets (referred to in this Agreement as the “Intangible Assets”) of the JV other than the aggregate dollar amount for any of such Intangible Assets appearing on the most recent balance sheet of the JV prior to those dates set forth below for determining Book Value.

c. Book Value shall be computed and determined as of the end of the last month immediately preceding the month in which the Termination Date occurred for purposes of Section 12 of this Agreement, the Bankruptcy Date or death of the Decedent, as the case may be, occurred for purposes of Section 13 of this Agreement, or the Occurrence Date occurred for purposes of Section 14 of this Agreement.

d. Book Value shall be determined in accordance with generally accepted accounting principles in line with the accounting policy applied by the parent company of LANDSIGHT.

Section 17. Certain Undertakings and Agreements.

Both of the Joint Venturers consent and agree that: for administrative purposes, all employees in the office or offices maintained by the JV shall be treated as employees of the Manager (VAYK), unless and until otherwise agreed in writing by the Joint Venturers, and that all costs and expenses with respect to such employees be treated as a cost or expense of the JV.

Section 18. Notices.

Any and all notices, offers, acceptances, requests, certifications and consents provided for in this Agreement shall be in writing and shall be given and be deemed to have been given when mailed by registered or certified mail, return receipt requested, to the last address which the addressee has given to the JV. The address of each Joint Venturer is set forth under its signature at the end of this Agreement, and each Joint Venturer agrees to notify the other Joint Venturers of any change of address. The address of the JV shall be its principal office.

Section 19. Governing Law.

It is the intent of the parties that all questions with respect to the construction of this Agreement and the rights, duties, obligations and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Georgia.

Section 20. Miscellaneous Provisions.

20.1. This Agreement shall be binding upon, and inure to the benefit of, the Parties’ legal representatives, guardians, successors, and their assigns to the extent, but only to the extent, that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement.

20.2. Nothing contained in this Agreement shall be construed to constitute any Joint Venturer to be the agent, servant or employee of the other Joint Venturer, except as specifically provided in this Agreement, or to limit in any manner the Joint Venturers or their respective directors, officers, shareholders, agents, servants, and employees in carrying on their own respective businesses or activities. Any of the Joint Venturers or any director, officer, shareholder, agent, servant or employee of any of the Joint Venturers may engage in and possess any interest in other business or real estate ventures of every nature and description, independently or with others, whether or not in competition, directly or indirectly, with the business or purpose of the JV, independently or with other persons, and neither the JV nor the Joint Venturers shall have any rights, by virtue of this Agreement or otherwise, in and to such independent ventures or the income or profits derived from them, or any rights, duties or obligations of such ventures. This provision shall not limit the effect of any other agreement between any Joint Venturer, in its own behalf, and any director, officer, shareholder, agent, or employee of that Joint Venturer.

20.3. The parties agree that they and each of them will take whatever action or actions are deemed by counsel to the JV to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end the parties agree that they will execute, acknowledge, seal and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions of this Agreement, or to carry out the intent of this Agreement, or any of the provisions of this Agreement.

20.4. Throughout this Agreement, where such meanings would be appropriate: (a) the masculine gender shall be deemed to include the feminine and the neuter and vice versa, and (b) the singular shall be deemed to include the plural, and vice versa. The headings are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of the Agreement, or the intent of any provisions of the Agreement.

20.5. This Agreement and any Exhibit attached to this Agreement sets forth all (and is intended by all pastiest this Agreement to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the JV, the business of the JV and the property of the JV, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth in this Agreement.

20.6. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to conform with said requirement of law. In the event that any part, article, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account of such holding, and the balance of the Agreement shall continue in full force and effect.

20.7. If the Manager shall be rendered unable, in full or in part, by Force Majeure, to carry out its obligations and duties under this Agreement, the obligations and duties of the Manager, to the extent affected by such Force Majeure, shall be suspended during, but no longer than, the continuance of such Force Majeure.

IN WITNESS WHEREOF, the parties have executed, sealed and delivered this Agreement, on the Effective Date first appearing in the opening paragraph of this Agreement.

ATLANTA LANDSIGHT, LLC

a Georgia limited liability company

By(s):
Larry Xianghong Wu, Manager

Vaycaychella, Inc

a Georgia limited liability company

By(s):
Stephanie Anderl, Interim CEO